Exhibit 77O

RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:  Natixis Income
Diversified Port- Multi-Sector Bond (K465N4)

Issuer:  Johnson Diversey Hold Inc.

Broker: Goldman Sachs

Underwriter(s)1:  See attached

Affiliated Underwriter in the Syndicate:  Natixis
Bleichroeder Inc.

Date of Purchase:  11/19/09

Date of Offering: 11/19/09

Amount of Purchase2:  $2,112,321

Amount of Offering: $400,000,000

Purchase Price:  $99.17

Commission or Spread: None


Check that all the following conditions have been met (any exceptions should be discussed prior to commitment):

X	The securities are (i) part of an issue
registered under the Securities Act of
1933, (ii) municipal securities as
defined under the Securities Exchange
Act of 1934, (iii) sold in an offering
conducted under the laws of a country
other than the United States subject to
certain requirements, or (iv) exempt
from registration under section 4(2) of
the Securities Act of 1933 or Rules
144A or 501-508 thereunder.

X	The purchase price did not exceed the
offering price at the end of the first
business day after the first day of the
offering (or forth day before termination, if a rights offering).

X	The underwriting was a firm
commitment.



1 Attach a list of all members in the syndicate.
2 Include all purchases made by the Portfolio, other funds that have the same investment adviser or subadviser and discretionary accounts of the investment adviser or subadviser.





X	The commission, spread or profit was
reasonable and fair in relation to that
being received by others for
underwriting similar securities during a comparable period of time.

X	In respect to any securities other than
municipal securities, the issuer of such securities has been in continuous operation for not less than three years
(including operations of the
predecessors), or in respect of any
municipal securities, the issuer of such securities has received an investment grade rating from a nationally recognized statistical rating organization or if the issuer of the municipal securities or entity supplying the revenues from which the issues is to be paid has been in continuous operation for less than three years (including any predecessors), it has received one of the three highest ratings from at least one such rating service.

X	The amount of the securities purchased
by all of the funds and discretionary
accounts advised by the same investment
adviser or subadviser did not exceed
25% or the principal amount of the
offering.

X	The Portfolio did not purchase the
securities directly or indirectly from an officer, director, member of an advisory board or employee of the Fund or investment adviser or subadviser of the Portfolio or affiliated person thereof.


Approved:	 /s/Jon Sharp
			Date: 12/3/09
		Officer of Subadviser or Adviser